UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  January 25, 2019

ENLINK MIDSTREAM PARTNERS, LP

(Exact name of registrant as specified in its charter)

DELAWARE	001-36340	16-1616605
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1722 ROUTH STREET, SUITE 1300 DALLAS, TEXAS	75201
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (214) 953-9500

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Explanatory Note

Effective as of 9:30 a.m. Central Time on January 25, 2019 (the “Effective Time”), NOLA Merger Sub, LLC (“Merger Sub”), a wholly-owned subsidiary of EnLink Midstream, LLC (“ENLC”), completed the previously announced merger (the “Merger”) with and into EnLink Midstream Partners, LP (“ENLK”), with ENLK surviving the Merger as a subsidiary of ENLC. The Merger was consummated pursuant to a definitive Agreement and Plan of Merger, dated as of October 21, 2018 (the “Merger Agreement”), by and among ENLC, EnLink Midstream Manager, LLC, the managing member of ENLC, Merger Sub, ENLK, and EnLink Midstream GP, LLC, the general partner of ENLK (the “General Partner”).

Item 5.02.                                        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Director Resignations

On January 25, 2019, in connection with the consummation of the Merger, each of William J. Brilliant, Leldon E. Echols, Scott A. Griffiths, Matthew C. Harris, Christopher Ortega, Kyle D. Vann, and William Woodburn tendered his resignation from the Board of Directors of the General Partner (the “GP Board”), in each case, effective immediately following the Effective Time. In addition, Mr. Brilliant resigned from the Compensation Committee of the GP Board (the “Compensation Committee”), Mr. Echols resigned from the Audit Committee of the GP Board (the “Audit Committee”), Mr. Griffiths resigned from the Compensation Committee, the Audit Committee, and the Conflicts Committee of the GP Board (the “Conflicts Committee”), and Mr. Vann resigned from the Audit Committee and the Conflicts Committee. The foregoing resignations did not result from a disagreement with the General Partner. Barry E. Davis and Michael J. Garberding will continue to serve on the GP Board.

Director Appointment

On January 25, 2019, ENLC, in its capacity as the sole member of the General Partner, reduced the size of the GP Board from nine to three directors and elected and appointed Alaina K. Brooks to serve on the GP Board, in each case, effective immediately following the Effective Time.

Biographical information for Ms. Brooks is set forth below:

Alaina K. Brooks, 44, who serves as the Executive Vice President, Chief Legal and Administrative Officer, Secretary, and Director, joined the General Partner in 2008 and was appointed as a director of the General Partner on January 25, 2019. Ms. Brooks has served in several legal roles for the General Partner, most recently as Senior Vice President, General Counsel and Secretary from September 2014 until June 2018 and as Deputy General Counsel until September 2014. In Ms. Brooks’ current role, she serves on the Executive Leadership Team and leads the legal, regulatory, public and industry affairs, environmental health and safety, and human resources functions. Before joining the General Partner in 2008, Ms. Brooks practiced law at Weil, Gotshal & Manges LLP and Baker Botts L.L.P., where she counseled clients on matters of complex commercial litigation, risk management, and taxation. Ms. Brooks is a licensed Certified Public Accountant and holds a Juris Doctor from Duke University School of Law and Bachelor of Science and Master of Science in accounting from Oklahoma State University. Ms. Brooks was selected to serve as a director due to, among other factors, her legal and human resources experience in the midstream energy industry.

Directors are reimbursed for out-of-pocket expenses incurred in connection with service on the GP Board. Messrs. Davis and Garberding and Ms. Brooks, each an officer of the General Partner, will not receive separate compensation for their respective service as members of the GP Board.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENLINK MIDSTREAM PARTNERS, LP

	By:	EnLink Midstream GP, LLC,
Its General Partner

Date: January 25, 2019	By:	/s/ Eric D. Batchelder
Eric D. Batchelder
Executive Vice President and
Chief Financial Officer